Exhibit 10.2

                            ASSET PURCHASE AGREEMENT

     This Agreement (this "AGREEMENT") is dated as of December 23, 2004, by and among ADM Cinema Corporation, a Delaware corporation ("PURCHASER"), and Prichard Square Cinema, LLC d/b/a Pavilion Theatre is a New York limited liability company ("SELLER") and Norman Adie ("ADIE"). The Seller currently owns and operates the Theater, as hereinafter defined. The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, substantially all of the assets including the Leased Property (as hereinafter defined) owned or held by the Seller and utilized in the operation of the Theater, upon the terms and subject to the conditions set forth below. In consideration of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, each intending to be legally bound hereby, agree as set forth below:
                                   ARTICLE I.
                            DEFINITIONS; CONSTRUCTION

     1.1. DEFINITIONS. As used in this Agreement, the following terms have the meanings specified in this Section. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

     "ADDITIONAL EXCEPTION" has the meaning given that term in SECTION 3.4.

     "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

     "AGREEMENT" means this Agreement, as it may be amended from time to time.

     "ASSUMED LIABILITIES" has the meaning given that term in SECTION 2.3.

     "BENEFIT PLAN" has the meaning given that term in SECTION 4.19(A).

     "BUSINESS" means business of the operation of the Theater conducted by Seller.

     "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List pursuant to Superfund.

     "CLOSING" has the meaning given that term in SECTION 2.7.

     "CLOSING DATE" has the meaning given that term in SECTION 2.7.

     "CODE" means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

     "CONTRACT" and "CONTRACTS" have the respective meanings given those terms in SECTION 4.10.

     "DAMAGES" has the meaning given that term in SECTION 8.5.

     "DEFINED BENEFIT PLAN" has the meaning given that term in SECTION 4.19(E).

     "ENCUMBRANCE" means, as to Seller's leasehold interest only, any mortgage, deed of trust, pledge, security interest, encumbrance, option, right of first refusal, agreement of sale, adverse claim, easement, lien, lease, assessment, restrictive covenant, encroachment, right-of-way, or any item similar or related to the foregoing.

     "ENVIRONMENTAL LAW" means any applicable Law relating to public health and safety arising out of protection of the environment or protection of the environment, including common law nuisance, property damage and similar common law theories.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

     "ESCROW AGENT" means Spellman Rice Schure Gibbons McDonough & Polizzi, LLP.

     "GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time.

     "GOVERNING DOCUMENTS" means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter documents or organization or governing documents or instruments of such Person.

     "GOVERNMENTAL BODY" means any court, government (federal, state, local or foreign), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality.

     "GROSS REVENUE" means all box office and concession receipts taken in by the Theater from operations, less all taxes and levies.

     "INDEMNIFICATION   ESCROW  AGREEMENT"  means  the  indemnification   escrow
agreement in a form reasonably satisfactory to Purchaser.

     "INDEMNIFICATION  ESCROW  FUND" has the meaning  given that term in SECTION
2.6.

     "INDEMNIFIED PARTY" has the meaning given that term in SECTION 8.5.

     "INDEMNIFYING PARTY" has the meaning given that term in SECTION 8.5.

     "INTELLECTUAL PROPERTY" has the meaning given that term in SECTION 4.18.

     "IRS" means the Internal Revenue Service.


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

     "KNOWLEDGE" as to any person means, as to a natural person, the actual knowledge, upon due inquiry, of such person and, as to any other person, the actual knowledge, upon due inquiry, of an executive officer of such person.

     "LANDLORD" means the landlord under the Lease.

     "LANDLORD CONSENT AND ESTOPPEL CERTIFICATE" means the consent of the landlord of the Leased Property to the assignment of the Lease and an estoppel certificate, in the form reasonably approved by the Purchaser.

     "LANDLORD'S CONSENT" means the consent of the landlord of the Leased Property to the assignment of the Lease, as provided in the Lease.

     "LAW" means any applicable federal, state, municipal, local or foreign statute, law, act, ordinance, rule, regulation, judgment or order of any kind or nature whatsoever, judgment or order of any Governmental Body or principle of common law.

     "LEASE" means the lease agreement attached as Exhibit "A."

     "LEASE AMENDMENT" means an amendment to the Lease which provides for a reduction in the annual rental payments by a minimum of $225,000.

     "LEASEHOLD" shall have the meaning given that term in SECTION 3.2.

     "LEASED PROPERTY" has the meaning given that term in SECTION 4.12.

     "LIABILITIES" with respect to any Person, means all debts, liabilities and obligations of such Person of any nature or kind whatsoever, whether or not due or to become due, accrued, fixed, absolute, matured, determined, determinable or contingent and whether or not incurred directly by such Person or by any predecessor of such Person, and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service or otherwise.

     "LITIGATION" has the meaning given that term in SECTION 4.9.

     "MULTIEMPLOYER PLAN" has the meaning given that term in SECTION 4.19(F).

     "OTHER AGREEMENTS" means each other agreement or document to be executed and delivered in connection with the transactions contemplated by this Agreement on or before Closing, including the Indemnification Escrow Agreement.

     "PERMIT" and "PERMITS"  have the  respective  meanings given those terms in
SECTION 4.11.

     "PERMITTED ENCUMBRANCES" means Encumbrances that do not or will not either individually or in the aggregate adversely affect the value of the property encumbered or prohibit or interfere with the operations of the Business. All encumbrances of the land underlying Seller's Leasehold interest shall be Permitted Encumbrances.

     "PERMITTED EXCEPTION" has the meaning given to that term in SECTION 3.3.



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

     "PERSON" means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, any other legal entity, or a Governmental Body.

     "PURCHASE PRICE" has the meaning given that term in SECTION 2.4.

     "PURCHASED ASSETS" has the meaning given that term in SECTION 2.1.

     "PURCHASER" has the meaning given that term in the heading of this Agreement.

     "PURCHASER DAMAGES" has the meaning given that term in SECTION 8.2.

     "PURCHASER INDEMNITEES" has the meaning given that term in SECTION 8.2.

     "QUALIFIED PLAN" has the meaning given that term in SECTION 4.19(D).

     "REGULATED  MATERIAL"  means any  hazardous  substance  as  defined  by any
Environmental Law and any other material regulated by any applicable Environmental Law, including petroleum, petroleum-related material, crude oil or any fraction thereof, polychlorinated biphenyls, and any friable asbestos, but not including any cleaning agents normally stored for use in commercial premises.

     "RELATED PARTY" means (i) Seller, (ii) any Affiliate of Seller, (iii) any officer or director of any Person identified in clauses (i) or (ii) preceding, and (iv) any spouse, sibling, ancestor or lineal descendant of any natural Person identified in any one of the preceding clauses.

     "RETAINED ASSETS" has the meaning given that term in SECTION 2.2.

     "RETAINED LIABILITIES" has the meaning given that term in SECTION 2.3.

     "SELLER" has the meaning given that term in the heading of this Agreement.

     "SELLER CONTRACTS" has the meaning given that term in SECTION 2.1(B).

     "SELLER DAMAGES" has the meaning given that term in SECTION 8.3.

     "SELLER FINANCIAL STATEMENTS" has the meaning given to that term in SECTION 4.4.

     "SELLER GROUP" has the meaning given that term in SECTION 4.19(B).

     "SELLER INDEMNITEES" has the meaning given that term in SECTION 8.3.

     "SELLER PLAN" has the meaning given that term in SECTION 4.19(A).

     "SOLD TICKETS" has the meaning given that term in SECTION 2.4.

     "SUPERFUND" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 6901 ET SEQ., as amended.



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

     "TAX" means any domestic or foreign federal, state, county, local or foreign tax, levy, impost or other charge of any kind whatsoever, including any interest or penalty thereon or addition thereto, whether disputed or not.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

     "THEATER" means the Pavilion Theatre, including the concession stand, bar and restaurant, operated by Seller.

     1.2.  CONSTRUCTION.  As used herein, unless the context otherwise requires:
(i)  references to "Article" or "Section"  are to an article or section  hereof;
(ii) all "Exhibits" and "Schedules" referred to herein are to Exhibits and Schedules attached hereto and are incorporated herein by reference and made a part hereof; (iii) "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; and (iv) the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

                                   ARTICLE II.
                               PURCHASE AND SALE

     2.1. PURCHASE AND SALE OF ASSETS. At the Closing, Seller shall sell, convey and transfer to Purchaser, and Purchaser shall purchase from Seller, all of Seller's properties and business related to the Theatre as a going concern and goodwill and assets of every kind, nature and description existing on the Closing Date, wherever such assets are located and whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in its books or financial statements, except those assets specifically excluded pursuant to SECTION 2.2, free and clear of all Encumbrances other than Permitted Encumbrances. Except as excluded pursuant to SECTION 2.2, the properties, business, goodwill and assets of Seller to be transferred hereunder (collectively, the "PURCHASED ASSETS") shall include but not be limited to the following:

     (A)  All  of  Seller's  furniture,   fixtures,  equipment,  and  restaurant
equipment, bar, concession stands, and normal level of inventories for the restaurant, bar and concessions, including the items listed on SCHEDULE 2.1(A);

     (B) All of Seller's rights under the Lease, Lease Amendment and all other leases, Permits, contracts, agreements and purchase and sale orders (collectively, the "SELLER CONTRACTS") including any and all of Seller's rights in and to the telephone numbers and websites currently used for the Pavilion Theatre and any licenses or permits to operate the Theatre;

     (C) All of Seller's goodwill and rights in and to the name of the Pavilion Theatre and in any other tradename, trademark, fictitious name or service mark,


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

or any variant of any of them, and any applications therefor or registrations thereof, and any other forms of Intellectual Property used exclusively in the Business at the Leasehold; and

     (D) To the extent not described above, all of the assets reflected on the Seller Financial Statements, unless sold or disposed of in the ordinary course of business.

     2.2. RETAINED ASSETS. 1. Seller shall retain and the Purchased Assets shall not include the following assets: (i) the consideration to be delivered to Seller pursuant to this Agreement; (ii) Seller's other rights hereunder; (iii) Seller's respective minute book, stock book and seal; (iv) all claims, choses in action, causes of action and judgments in respect of any litigation matter and with respect to any other Retained Liability; (v) poster of Barbarella (Jane Fonda) movie in cafe area, poster of Covent Garden in staircase to second floor cafe (both posters will be replaced with two posters in similar frames appropriate for Theatre use), music CD's located in second floor office; and (v) all of Seller's cash in banks, cash equivalents, bank and mutual fund accounts, trade and other notes and accounts receivable, deposits, investments, securities, advance payments, prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund (collectively, the "RETAINED ASSETS").

     2.3. ASSUMPTION OF CERTAIN OBLIGATIONS; RETAINED LIABILITIES. At the Closing, Purchaser shall assume from Seller the liabilities and obligations arising from the Seller Contracts, subject to the Indemnification Escrow Agreement, and Purchaser shall assume from Seller and undertake to discharge the liabilities and obligations arising after the Closing from the Lease and Lease Amendment. All of the foregoing named obligations assumed by Purchaser are referred to herein as the "ASSUMED LIABILITIES." Except as expressly provided in this Section, the Purchaser does not and shall not assume or in any way undertake to pay, perform, satisfy or discharge any other liabilities or obligations of the Seller (the "RETAINED LIABILITIES") and the Seller shall pay and satisfy when due all Retained Liabilities.

     2.4. PURCHASE PRICE; CASH; ETC. The aggregate purchase price for all of the Purchased Assets shall be $5,000,000, plus the assumption of the Assumed Liabilities, if any (the "PURCHASE PRICE"). Purchaser shall purchase petty cash on hand at the Theater at the close of business on the date immediately preceding the Closing Date, the purchase price of cash to be face value, subject to a physical count of such cash by Purchaser and Seller. Purchaser shall honor all season passes, promotional and presold tickets sold or distributed by Seller prior to Closing for three (3) months after the Closing Date. If Seller received any compensation for any such tickets ("SOLD TICKETS"), Seller shall reimburse Purchaser for all Sold Tickets used at the Theater through three (3) months after the Closing Date. Such reimbursement shall occur within ten (10) days after demand thereof and an accounting thereof (with original tickets) by Purchaser.

     2.5. INTENTIONALLY OMITTED

     2.6. PAYMENT OF PURCHASE PRICE. At Closing, subject to Section 6.12, the Purchase Price shall be paid by Purchaser to Seller as follows:

     (i) A wire transfer of federal funds in the amount of $500,000 to be held in escrow (the "INDEMNIFICATION ESCROW FUND") by Escrow Agent pursuant to the Indemnification Escrow Agreement, and subject to the Basket Amount (see SECTION 8.4(C));



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

     (ii) A (ii) wire transfer of federal funds in the amount of $2,800,000 to Seller's account or delivery of bank checks as designated by Seller to Purchaser at least five (5) business days prior to Closing;

     (iii)by Purchaser's assumption of the Assumed Liabilities pursuant to the Assumption Agreement.

     (iv) $1,700,000 in the form of Purchaser's promissory note (the "NOTE") guaranteed by Access Integrated Technologies, Inc. The Note shall have a 5-year term with 8% interest, which interest shall be paid quarterly. Principal on the Note shall be amortized at 10% per year ($170,000 per year) and be paid quarterly ($42,500) with a balloon payment of the remaining principal balance at end of the 5 year term.

     2.7. CLOSING. The transfer of the Purchased Assets and the assumption of the Assumed Liabilities and the Lease and Lease Amendment contemplated hereby shall take place at a closing (the "CLOSING") at the offices of Access Integrated Technologies, Inc., 55 Madison Avenue, Morristown, NJ 07920 on January 31, 2005 ("CLOSING DATE"), subject to adjournment by the parties in order to fulfill the conditions precedent, subject to termination pursuant to
Section 7.4.

     2.8. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets in accordance with an appraisal conducted by Purchaser within 180 days after Closing. Purchaser and Seller shall report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, or otherwise.

     2.9. PRORATION OF EXPENSES. All accrued expenses associated with the Lease and Lease Amendment, such as electricity, gas, water, sewer, telephone, property taxes, security services and similar items, shall be prorated between Purchaser and Seller as of the Closing Date. Purchaser and Seller shall settle such amounts on the Closing Date.

     2.10. PASSAGE OF TITLE. Title to all Purchased Assets shall pass from the Seller to Purchaser at Closing, subject to the terms and conditions of this Agreement. Purchaser assumes no risk of loss to the Purchased Assets prior to Closing.

     2.11. CERTAIN CONSENTS. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, Permit, franchise, or claim included in the Purchased Assets which is by its terms or in law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law, pass to Purchaser as an incident of the assignments provided for by this Agreement. In order, however, to provide Purchaser with the full realization and value of every contract, agreement, Permit, franchise and claim of the character described in the immediately preceding sentence and under the circumstances described in the immediately preceding sentence, Seller agrees that on and after the Closing, it will, provided that Purchaser and Seller split equally any out of pocket expenses at the request and under the direction of Purchaser, in the name of Seller or otherwise as Purchaser shall specify take all reasonable action


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(including without  limitation the appointment of Purchaser as  attorney-in-fact for Seller) and do or cause to be done all such things as shall in the opinion of Purchaser or its counsel be necessary or proper to assure that the rights of Seller under such contracts, agreements, Permits, franchises and claims shall be preserved for the benefit of Purchaser. Seller's out of pocket expenses required under this Section 2.11 shall be limited to $7,500. Nothing in this Section shall in any way diminish Seller's obligations hereunder to obtain all consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable Seller to convey or assign valid title to all the Purchased Assets to Purchaser.

                                  ARTICLE III.
                                EVIDENCE OF TITLE

     3.1. CONDITION OF TITLE. Seller shall deliver to Purchaser, in the manner allocated in SECTION 7.3(A), a general warranty bill of sale for all of the Personal Property in form and substance satisfactory to Purchaser, free and clear of all Encumbrances arising by, through or under Seller, other than Permitted Exceptions. Purchaser may obtain, at its expense, such title insurance and surveys as Purchaser deems appropriate.

     3.2. DEFECTS OF TITLE. If prior to the Closing, Purchaser asserts the existence of any encumbrance, encroachment on or defect in or objection to title to any portion of the Purchased Assets or Seller's entire interest in the Lease (the "LEASEHOLD"), based on Purchaser's examination of any information received by Purchaser (a "DEFECT IN TITLE"), Purchaser shall give Seller written notice of such Defect in Title and Seller shall have 30 days after receipt of such notice to remove, or otherwise cure to Purchaser's satisfaction, the Defect in Title, and if necessary the date of Closing shall be extended for such 30-day period to allow Seller to so remove or cure the Defect in Title. In the event Seller fails, refuse s or is unable to remove or cure the Defect in Title, then Purchaser shall have the-right to either: (i) waive such Defect in Title and proceed to Closing without abatement of purchase price (unless otherwise agreed to between the parties); or (ii) terminate this Agreement, both of the foregoing on or before the date of Closing, by delivering written notice of such to Seller. In the event Purchaser so terminates this Agreement, Purchaser shall receive a prompt refund of the Additional Deposit and the Earnest Money Deposit, and both parties shall be released from all further obligations under this Agreement.

     3.3. PERMITTED EXCEPTIONS. "PERMITTED EXCEPTIONS" shall mean, with respect to the Leasehold, the liens for unpaid, but not yet due real estate taxes and assessments, the exceptions to title described on the attached SCHEDULE 3.3, and all exceptions, encumbrances, easements, reservations, rights-of-way, covenants and conditions of record as of the date this Agreement is executed and continuing as of the Closing Date except those liens, claims, pledges, mortgages and other monetary encumbrances arising by, through or under Seller. "Permitted Exceptions" shall mean, with respect to the Personal Property, the Encumbrances of record, as of the date this Agreement is executed which continue on the Closing Date, except those Encumbrances arising by, through or under Seller, but including the lien for unpaid but not yet due personal property taxes.

     3.4. CHANGE IN TITLE. In the event any supplement to a title commitment obtained by Purchaser discloses any material change to the Permitted Exceptions


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

or Purchaser otherwise obtains notice of any change or addition to the Permitted Exceptions on or before the date of Closing, other than changes caused by Purchaser (an "ADDITIONAL EXCEPTION"), then Seller shall either: (i) reduce the Purchase Price by an amount mutually agreed to by the parties that would be necessary to satisfy the Additional Exception (provided that Purchaser is willing to close subject to such Additional Exception with such reduction in price), (ii) remove the Additional Exception, or (iii) terminate the Agreement, in which event Purchaser shall receive a prompt refund of the Earnest Money Deposit, and the parties shall be relieved of all further obligations under this Agreement. In the event the Additional Exception cannot be corrected or cured on or before the Closing, Purchaser may extend the date of Closing for a time period not to exceed 60 days in order that Seller may correct or cure such matter. If such Additional Exception cannot be corrected or cured within the 60-day extension of the Closing Date, or if Seller shall elect not to undertake to cure, then Purchaser shall have the right to either: (i) waive any such Additional Exception and elect to close under this Agreement without a diminution in the Purchase Price (unless otherwise agreed to between the parties); or (ii) terminate this Agreement by delivering written notice to Seller, both of the foregoing on or before the date of Closing. In the event Purchaser so terminates this Agreement, Purchaser shall receive a prompt refund of the Earnest Money Deposit, and the parties shall be relieved of all further obligations under this Agreement.

                                   ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Purchaser as follows:

     4.1. ORGANIZATION, QUALIFICATION; CAPITALIZATION. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to own or lease its properties, and carry on the Business as now conducted, and Seller has the power and authority to enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder, subject to the Landlord's Consent.

     4.2. AUTHORIZATION; ENFORCEABILITY. This Agreement and each Other Agreement to which the Seller is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms and each Other Agreement to which the Seller is to become a party pursuant to the provisions hereof, when executed and delivered by the Seller, will constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with the terms of such Other Agreement, except as may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer, preference and other laws and equitable principles affecting the scope and enforcement of creditors' rights generally, and are also limited by Seller's implied covenants of good faith, fair dealing and commercially reasonable conduct, and by the effects of judicial discretion on the availability of remedies and realization of benefits under and enforceability of this Agreement and the Other Agreements in all respects as written. All actions contemplated by this Agreement have been duly and validly authorized by all necessary proceedings by the Seller.

     4.3. NO VIOLATION OF LAWS OR AGREEMENTS; CONSENTS. Neither the execution and delivery of this Agreement or any Other Agreement to which the Seller is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Seller will (except for the Landlord's Consent and as set forth on Schedule 4.3): (i) contravene any provision of any Governing Document of the Seller; (ii) conflict with, result in a breach of, constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms of, result in the termination of, result in the loss of any right under, or give to any other Person the right to cause such a termination of or loss under, any of the Purchased Assets or any other contract, agreement or instrument to which a Seller is a party or by which any of its assets may be bound or affected; (iii) result in the creation, maturation or acceleration of any Assumed Liability or any other Liability of the Seller (or give to any other Person the right to cause such a creation, maturation or acceleration); (iv) violate any Law or violate any judgment or order of any Governmental Body to which the Seller is subject or by which any of the Purchased Assets or any of its other assets may be bound or affected; or (v) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets or give to any other Person any interest or right therein. Except for the Landlord's Consent and as set forth on SCHEDULE 4.3, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution and delivery by the Seller of this Agreement or any of the Other Agreements to which the Seller is or is to become a party pursuant to the provisions hereof or the consummation by the Seller of the transactions contemplated hereby or thereby.

     4.4. SELLER FINANCIAL INFORMATION. Within 15 days of execution of this Agreement, Seller shall provide to the Purchaser a balance sheet as of the Closing and an income statement, pro forma income statement, and statement of cash flows for the Theater for the previous 12 month period ending on the last day of the month prior to the Closing (attached as EXHIBIT B); and a balance sheet for the Theater at December 31, 2003 (attached as EXHIBIT B) and December 31, 2004 and income statements and statements of cash flows or profits and losses for the Theatre for the twelve month periods ending December 31, 2003 (attached as EXHIBIT B) and December 31, 2004 (collectively, the "SELLER FINANCIAL STATEMENTS"). The Seller Financial Statements: (i) have been prepared on a consistent basis throughout the indicated periods; and (ii) fairly present the financial condition, assets and liabilities and results of operation of Seller. Upon execution of this Agreement, the Seller is providing, to the Purchaser, Seller's Tax Returns for the fiscal years ended December 31, 2002 and December 31, 2003 (attached as EXHIBIT B). The Tax Returns are correct copies of the Tax Returns filed by Seller for the year ended December 31, 2002 and December 31, 2003. Seller has no money due and owing to any film distributor in connection with the Theater except for money owing in the normal course of business for which an amount is not ascertainable to pay or which is not due prior to Closing and except for approximately $300,000 due under a settlement agreement between Seller and a group of film company distributors dated January 15, 2003 ("Film Rent Settlement Agreement"). Seller represents that the balance of the settlement payment due to the film companies under the terms of the Film Rent Settlement Agreement will be paid out of the Purchase Price in the form of a direct wire from Purchaser to the attorney for the film distributors pursuant to the Film Rent Settlement Agreement and Seller shall receive a release acceptable to Purchaser (the "Film Settlement Release"). With respect to any money due and owing to any film distributor in connection with the Theater in the normal course of business, Seller shall make all payments for all film rent due up until, and as of, the Closing in a timely manner so that it will not effect the Purchaser's ability to book movie content in the Theatre after Closing. This obligation shall survive the Closing.

     4.5. UNDISCLOSED LIABILITIES. The Seller has no debt, obligation or liability, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due, including any unasserted claim, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition, except: (i) those reflected or reserved against on the Seller Financial Statements in the amounts shown therein; (ii) those not required under the tax method of accounting to be reflected or reserved against in the Seller Financial Statements that are expressly quantified and set forth in the Contracts identified pursuant to SECTION 4.10; (iii) those disclosed on
SCHEDULE 4.5; and (iv) those of the same nature as those set forth on the Seller Financial Statements that have arisen in the ordinary course of business of the Company after April 30, 2004 through the date hereof, all of which have been consistent in amount and character with past practice and experience, and none of which, individually or in the aggregate, has had or will have an adverse effect on the business, financial condition or prospects of the Seller and none of which is a liability for breach of contract or warranty or has arisen out of tort, infringement of any intellectual property rights, or violation of Law or is claimed in any pending or threatened legal proceeding.

     4.6. NO CHANGES. Since May 1, 2004, the Seller has conducted the Business only in the ordinary course. Without limiting the generality of the foregoing sentence, since May 1, 2004, except as set forth on SCHEDULE 4.6, there has not been any: i) material adverse change in the assets, Liabilities, earning power, Business or prospects of the Seller; ii) material damage or destruction to or loss of any asset of the Seller, whether or not covered by insurance; iii) strike or other labor trouble at the Seller; iv) creation of any Encumbrance on any asset of the Seller other than any Permitted Encumbrance; v) material increase in the salary, wage or bonus of any employee of Seller; vi) asset acquisition in excess of $10,000 for any individual acquisition, including capital expenditure, other than the purchase of inventory in the ordinary course of business; vii) disposition of any asset (other than inventory in the ordinary course of business) for less than fair market value; viii) any failure to pay any material Liability when due; ix) creation, termination or amendment of, or waiver of any right under, any material agreement of the Seller; or x) agreement or commitment to do any of the foregoing.

     4.7. TAXES. The Seller has or caused to be filed on a timely basis, or will file or cause to be filed on a timely basis or within a timely-obtained extension, all Tax Returns that are required to be filed by it prior to or on the Closing Date, pursuant to the Law of each governmental authority with taxing power over it. The Seller has no Liability for any Tax except Taxes disclosed on
SCHEDULE 4.7.

     4.8. CONDITION OF ASSETS; TITLE; BUSINESS. The Seller is engaged in the Business and no other business. The Purchased Assets have been maintained in accordance with good business practice and are in good working order and are reasonably suitable for the purposes for which they are used in the Business. The Seller has good, marketable and exclusive title to all of the Purchased Assets; the Purchased Assets include all assets that are necessary and are currently used in the operation of the Business; and none of the Purchased Assets is subject to any Encumbrance or unavailable for use in the manner intended. There have been no material changes in the equipment and assets used in the operation of the Business with the last twelve months.

     4.9. NO PENDING LITIGATION OR PROCEEDINGS. Except as disclosed on SCHEDULE 4.9, and except for "slip and fall" cases which are in good faith believed to be fully covered by insurance, no action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, by or before any Governmental Body or arbitrator ("LITIGATION") is pending or, to the knowledge of the Seller, threatened against or affecting the Seller, the Business, any of the Purchased Assets, the Assumed Liabilities, or any of the transactions contemplated by this Agreement or any Other Agreement, and there is no basis for any such Litigation to the knowledge of Seller. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting the Seller, the Business, any of the Purchased Assets, the Leased Property, the Assumed Liabilities, or any of the transactions contemplated by this Agreement or any Other Agreement. Seller has no pending Litigation against any third party.

     4.10. CONTRACTS; COMPLIANCE. Disclosed on SCHEDULE 4.10 AND 4.12 is a brief description of each material contract, lease (aside from the Lease), indenture, mortgage, instrument, commitment or other agreement, arrangement or understanding, oral or written, formal or informal, that is included in the Purchased Assets (each, a "CONTRACT" and collectively, the "CONTRACTS"). Each Contract is the legal, valid and binding obligation of Seller and is in full force and effect. The Seller has performed all material obligations required to be performed by it under each Contract and is not in breach or default, and is not alleged to be in breach or default, in any respect thereunder, and no event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a breach, default or event of default thereunder, would give to any Person the right to cause such a termination or would cause an acceleration of any obligation thereunder. Seller is not currently renegotiating any Contract nor has the Seller received any notice of non-renewal or price increase or sales or production allocation with respect to any Contract.

     4.11. PERMITS; COMPLIANCE WITH LAW. SCHEDULE 4.11 sets forth the permits, certificates, licenses, liquor or bar licenses, franchises, privileges, approvals, registrations and authorizations held by the Seller (each, a "PERMIT" and collectively, "PERMITS"). The Permits are all such permits required under any applicable Law or otherwise advisable in connection with the operation of the Purchased Assets and Business. Each Permit is valid, subsisting and in full force and effect. The Seller is in compliance with and has fulfilled and performed their obligations under each Permit held by them, and no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that could constitute a breach or default under any Permit. To its knowledge, Seller is not currently in violation of any Law nor has Seller received any notice of any violation of Law, and no event has occurred or condition or state of facts exists that could give rise to any such violation. Seller has not received any notice of non-renewal of any Permit.

     4.12. PROPERTY. SCHEDULE 4.12 identifies the real estate subject to the Lease (the "LEASED PROPERTY"). Seller has the right to quiet enjoyment of the Leased Property for the full term, including all renewal rights, of the Lease or similar agreement relating thereto. Copies of all title insurance policies written, if any, in favor of Seller has been delivered to Buyers. Such public utilities are all connected pursuant to valid permits, are all in good working order and are adequate to service the operations of such facilities as currently conducted and permit full compliance with all requirements of Law. Seller has not received any written notice of any proposed, planned or actual curtailment of service of any utility supplied to any facility of the Seller. Except as provided in the Lease, none of the Leased Property is leased, sublet or assigned to any person. The Lease is in full force and effect in accordance with its terms and has not been modified or amended, except as set forth in EXHIBIT "A," and, to Seller's knowledge, no party thereto is in default under any of the terms contained therein.

     4.13. ENVIRONMENTAL MATTERS. Except as disclosed in SCHEDULE 4.13:

     (A) COMPLIANCE; NO LIABILITY. The Seller has operated the Business and the Leased Property in compliance with all applicable Environmental Laws. Seller is not subject to any Liability, penalty or expense (including legal fees), and Purchaser will not suffer or incur any loss, Liability, penalty or expense (including legal fees) by virtue of Seller's violation of any Environmental Law occurring prior to the Closing, any environmental activity conducted by Seller on or with respect to any property at or prior to the Closing.

     (B) TREATMENT; CERCLIS. Seller has not treated, stored, generated, recycled or disposed of any Regulated Material on the Leased Property, and no other Person to Seller's knowledge (without due inquiry) has treated, stored, recycled or disposed of any Regulated Material on any part of the Leased Property. There has been no release by Seller or to Seller's knowledge (without due inquiry) of any Regulated Material at, on or under the Leased Property. Seller has not transported any Regulated Material or arranged for the transportation of any Regulated Material to any location that is listed or proposed for listing on the National Priorities List pursuant to Superfund, or CERCLIS or any other location that is the subject of federal, state or local enforcement action or other investigation that may lead to claims against Seller for cleanup costs, remedial action, damages to natural resources, to other property or for personal injury including claims under Superfund. None of the Leased Property is listed or, to the knowledge of the Seller (without due inquiry), proposed for listing on the National Priorities List pursuant to Superfund, CERCLIS or any state or local list of sites requiring investigation or cleanup.

     (C) NOTICES; EXISTING CLAIMS; CERTAIN REGULATED MATERIALS; STORAGE TANKS. Seller has not received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any threatened or actual release of any Regulated Material. SCHEDULE 4.14(A) sets forth a list of all sites to which Seller transported any Regulated Material for recycling, treatment, disposal, other handling or otherwise.

     4.14. CUSTOMER RELATIONS. There exists no condition or state of facts or circumstances involving Seller's customers, suppliers, distributors or representatives that Seller can reasonably foresee could materially adversely affect the Business or the Purchased Assets after the Closing Date. There exists no condition or state of facts or circumstances involving movie distributors that Seller can reasonably foresee could materially adversely affect the Business or the Purchased Assets after the Closing Date, including the ability to obtain movies for the Theatre. Seller represents that it is able to receive and presently receives film products from all major motion picture distributors at the Theatre.

     4.15. TRANSACTIONS WITH RELATED PARTIES. No Related Party has any claim of any nature, including any inchoate claim, against any of the Purchased Assets, Leased Property or the Business. Except as expressly provided herein or in any Other Agreement or as otherwise may be mutually agreed after Closing, (i) no Related Party will at any time after Closing for any reason, directly or indirectly, be or become entitled to receive any payment or transfer of money or other property of any kind from Purchaser; and (ii) Purchaser will not at any time after Closing for any reason, directly or indirectly, be or become subject to any obligation to any Related Party; provided, however, that nothing in this
SECTION 4.15 shall prohibit any post-closing transactions between Related Parties that do not affect the Purchaser, the Purchased Assets or the Business. Notwithstanding the above, it is understood that, after Closing, Seller and its principals, Related Parties and agents, and Purchaser and its principals and agents may freely negotiate, enter into, and transfer funds pursuant to future transactions.

     4.16. LABOR RELATIONS. The relations of the Seller with its employees are good. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or, to the knowledge of the Seller, threatened against, involving, affecting or potentially affecting the Seller. No complaint against the Seller is pending or, to the knowledge of the Seller (without inquiry), threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of the Seller.

     4.17. INSURANCE. The Purchaser has been provided with a copy of each insurance policy for the last three (3) years as to which the Seller is the owner, insured or beneficiary, whether on an "occurrence" or a "claims made" basis, together with a summary of such policies and copies of certificates of insurance executed by each insurer or its authorized agent evidencing such insurance.

     4.18. INTELLECTUAL PROPERTY RIGHTS. SCHEDULE 4.18 contains a complete list and description of all of the trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, copyrights, copyright applications, letters patent, patent applications and licenses of any of the foregoing owned or used by the Seller in the Business, other than those used in connection with motion pictures displayed on the premises. The Seller has the entire right, title and interest in and to, or have the exclusive perpetual royalty-free right to use, the intellectual property rights disclosed on SCHEDULE 4.18 and all other processes, know-how, show-how, formulae, trade secrets, inventions, discoveries, improvements, blueprints, specifications, drawings, designs, and other proprietary rights necessary for use in the Business ("INTELLECTUAL PROPERTY"), free and clear of all Encumbrances. SCHEDULE 4.18 separately discloses all Intellectual Property under license. The Intellectual Property is valid and not the subject of any interference, opposition, reexamination or cancellation. To the knowledge of the Seller, no Person is infringing upon nor has any Person misappropriated any Intellectual Property. Seller is not infringing upon the intellectual property rights of any other Person, to the knowledge of Seller (without due inquiry).

     4.19. EMPLOYEE BENEFITS.

     (A) BENEFIT PLANS; SELLER PLAN. SCHEDULE 4.19 discloses all written and unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement (each, a "BENEFIT PLAN"), whether or not funded and whether or not terminated, (i) maintained or sponsored by the Seller, or (ii) with respect to which the Seller have or may have Liability or are obligated to contribute, or (iii) that otherwise covers any of the current or former employees of the Seller or its beneficiaries, or
(iv) as to which any such current or former employees or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a "SELLER PLAN").

     (B) SELLER GROUP MATTERS; FUNDING. Neither the Seller nor any corporation that may be aggregated with the Seller under Sections 414(b), (c), (m) or (o) of the Code (the "SELLER' GROUP") has any obligation to contribute to or any Liability under or with respect to any Benefit Plan of the type described in Sections 4063 and 4064 of ERISA or Section 413(c) of the Code. The Seller has no Liability, and after the Closing, no Purchaser will have any Liability, with respect to any Benefit Plan of any other member of the Seller Group, whether as a result of delinquent contributions, distress terminations, fraudulent transfers, failure to pay premiums to the PBGC, withdrawal Liability or otherwise. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) exists nor has any funding waiver from the IRS been received or requested with respect to Seller Plan or any Benefit Plan of any member of the Seller Group, and no excise or other Tax is due or owing because of any failure to comply with the minimum funding standards of the Code or ERISA with respect to any of such plans.

     (C) COMPLIANCE. Each Seller Plan and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in compliance with all applicable Laws and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. No Seller Plan is or is proposed to be under audit or investigation, and no completed audit of Seller Plan has resulted in the imposition of any Tax, fine or penalty.

     (D) QUALIFIED PLANS. SCHEDULE 4.19 discloses each Seller Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code (a "QUALIFIED PLAN"). With respect to each Qualified Plan, a determination letter (or opinion or notification letter, if applicable) has been received from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter. No member of the Seller Group, nor any fiduciary of any Qualified Plan, nor any agent of any of the foregoing, has done anything that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

     (E) NO DEFINED BENEFIT PLANS. No Seller Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA (a "DEFINED BENEFIT PLAN"). No Defined Benefit Plan sponsored or maintained by any member of the Seller Group has been terminated or partially terminated after September 1, 1974, except as set forth on SCHEDULE 4.19. Each Defined Benefit Plan listed as terminated on
SCHEDULE 4.19 has met the requirement for standard termination of single-employer plans contained in Section 4041(b) of ERISA. During the five-year period ending on the Closing Date, no member of the Seller Group has transferred a Defined Benefit Plan to a corporation that was not, at the time of transfer, related to the Seller in any manner described in Sections 414(b), (c),
(m) or (o) of the Code.

     (F) MULTIEMPLOYER PLANS. Except as set forth on SCHEDULE 4.19 hereto, no Seller Plan is a multiemployer plan within the meaning of Section 3(37) or
Section 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN"). No member of the Seller Group has withdrawn from any Multiemployer Plan or incurred any withdrawal Liability to or under any Multiemployer Plan. No Seller Plan covers any employees of any member of the Seller Group in any foreign country or territory.

     (G) PROHIBITED TRANSACTIONS; FIDUCIARY DUTIES; POST-RETIREMENT BENEFITS. No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to Seller Plan exists or has occurred that could subject the Seller to any Liability or Tax under Part 5 of Title I of ERISA or
Section 4975 of the Code. No member of the Seller Group, nor any administrator or fiduciary of Seller Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that will subject the Seller to any Liability for a breach of fiduciary or other duty under ERISA or any other applicable Law. With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under Seller Plan that is a welfare benefit plan as described in ERISA Section 3(1).

     4.20. SUBSIDIARIES AND INVESTMENTS. The Purchased Assets do not contain any shares of capital stock of or other equity interest in any corporation, partnership, joint venture or other entity.

     4.21. ADDITIONAL THEATER. Except for those theaters listed on SCHEDULE 4.21, neither Seller, nor Adie has any knowledge of the intention by any Person to construct or open any movie theater within a fifteen (15) mile radius of the Theater.

     4.22. FINDERS FEES. Neither the Seller, nor any of its officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby or by any Other Agreement.

     4.23. HART-SCOTT-RODINO. Neither Seller, nor its affiliated entities have in excess of $100 million in assets or $100 million in annual revenues.

     4.24. DISCLOSURE. None of the representations or warranties of the Seller contained herein and none of the information contained in the Schedules referred to herein or the other information or documents furnished or to be furnished to Purchaser or any of its representatives by the Seller expressly pursuant to the terms of this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

                                   ARTICLE V.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As an inducement to the Seller to enter into this Agreement and consummate the transactions contemplated hereby, the Purchaser, jointly and severally, represents and warrants to the Seller as follows:

     5.1. ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to own or lease its properties, carry on its business, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

     5.2. AUTHORIZATION; ENFORCEABILITY. This Agreement and each Other Agreement to which Purchaser is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms and each Other Agreement to which Purchaser is to become a party pursuant to the provisions hereof, when executed and delivered by Purchaser, will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms of such Other Agreement except as may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer, preference and other laws and equitable principles affecting the scope and enforcement to creditors' rights generally, and are also limited by Seller's implied covenants of good faith, fair dealing and commercially reasonable conduct, and by the effects of judicial discretion on the availability of remedies and realization of benefits under and enforceability of this Agreement and the Other Agreements in all respects as written. All actions contemplated by this Agreement have been duly and validly authorized by all necessary proceedings by Purchaser.

     5.3. NO VIOLATION OF LAWS; CONSENTS. Neither the execution and delivery of this Agreement or any Other Agreement to which Purchaser is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Purchaser will: i) contravene any provision of any Governing Document of Purchaser; or ii) violate any Law or any judgment or order of any Governmental Body to which Purchaser is subject or by which any of its assets may be bound or affected. Except as set forth on SCHEDULE 5.3 no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution and delivery by Purchaser of this Agreement or any of the Other Agreements to which Purchaser is or is to become a party pursuant to the provisions hereof or the consummation by Purchaser of the transactions contemplated hereby or thereby.

     5.4. NO PENDING LITIGATION OR PROCEEDINGS. No Litigation is pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser in connection with any of the transactions contemplated by this Agreement or any Other Agreement to which Purchaser is or is to become a party, and, to Purchaser's knowledge, there shall not have been threatened, nor shall there be pending, any action or proceeding challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or any of the Other Agreements or seeking monetary or other relief by reason of the consummation of any of such transactions.

     5.5. FINDERS' FEES. Neither Purchaser nor any of its officers, directors or employees has employed or dealt with any broker or finder or incurred any Liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby.

                                   ARTICLE VI.
                                CERTAIN COVENANTS

     6.1. CONDUCT OF BUSINESS PENDING CLOSING. From and after the date hereof and until the Closing Date or earlier termination hereof, unless the Purchaser shall otherwise consent in writing, the Seller shall conduct its affairs as follows:

     (A) ORDINARY COURSE; COMPLIANCE. The Business shall be conducted only in the ordinary course and consistent with past practice. The Seller shall, in accordance with good business practice, maintain its Purchased Assets, Leased Property and Assumed Liabilities in good condition and shall comply in a timely fashion with the provisions of all Contracts and Permits and its other agreements and commitments. The Seller shall preserve its Business organization intact, keep available the services of its present employees and employ reasonable efforts consistent with past practices to preserve the goodwill of its suppliers, customers and others having business relations with it. The Seller shall maintain in full force and effect its policies of insurance, subject only to variations required by the ordinary operations of the Business, or else shall obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing.

     (B) TRANSACTIONS. The Seller shall not: (i) transfer or dispose of any asset except in the ordinary course of business; (ii) enter into any contract or commitment the performance of which may extend beyond the Closing, except those made in the ordinary course of business, the terms of which are consistent with past practice; (iii) enter into any employment or consulting contract or arrangement that is not terminable at will and without penalty or continuing obligation; (iv) fail to pay any Liability or charge when due, other than Liabilities contested in good faith by appropriate proceedings; or (v) take any action or omit to take any action that will cause a breach or termination of any Permit or Contract, other than termination by fulfillment of the terms thereunder; or take any other actions that would cause the representations and warranties in this Agreement not to be true in any material respect on the Closing Date.

     6.2. PURCHASER'S ACCESS TO AND INSPECTION OF THE PURCHASED ASSETS. Seller covenants and agrees that from and after the date of the execution of this Agreement until Closing or earlier termination of this Agreement, Purchaser and its employees, contractors, agents and/or representatives (including accountants, attorneys, environmental consultants and engineers) may enter upon any portion of the Theater or the Leased Property from time to time during reasonable business hours, or otherwise at a time agreed to by Seller, without any disruption of the normal conduct of Seller's Business in the Theater, and upon reasonable notice to Seller, for the purpose of inspections, making surveys and testing, and examination of title and operating condition of the Purchased Assets and Leased Property. Seller shall similarly make available to Purchaser, its employees, contractors, agents and/or representatives all of the properties, books, contracts, commitments, records, officers, personnel and accountants (including independent public accountants and their workpapers) of Seller, and shall furnish Purchaser all such documents and copies of documents and all information with respect to the Purchased Assets and Leased Property as Purchaser may reasonably request, including but not limited to weekly reports of gross box office and concession receipts at the Theater, at the same time such reports are available to Seller's management.

     6.3. ACQUISITION PROPOSALS. The Seller shall not (nor shall they permit any of their affiliates to) directly or indirectly, solicit, initiate or encourage any inquiries or the making of any proposals from, engage or participate in any negotiations or discussions with, provide any confidential information or data to, or enter into (or authorize) any agreement or agreement in principle with any person or announce any intention to do any of the foregoing, with respect to any offer or proposal to acquire all or any part of the Seller's assets, properties, or Business whether by merger, purchase of capital stock or assets or otherwise.

     6.4. FULFILLMENT OF AGREEMENTS. The Purchaser and Seller shall use commercially reasonable efforts to cause all of those conditions to the obligations of the other under Article VI that are not beyond its reasonable control to be satisfied on or prior to the Closing and shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Seller shall, prior to Closing, use commercially reasonable efforts to obtain the Landlord's execution of the Landlord Consent and Estoppel Certificate and the Consents identified in Schedule 4.3.

     6.5. CERTAIN TRANSITIONAL MATTERS. The Seller shall cooperate with and assist Purchaser (at Purchaser's cost) and its authorized representatives in order to provide, to the extent reasonably requested by Purchaser, an efficient transfer of control of the Purchased Assets and to avoid any undue interruption in the activities and operations of the Business following the Closing Date.

     6.6. SELLER'S EMPLOYEES. Purchaser shall have the right, but not the obligation on or after the Closing Date to employ any or all of the employees of Seller.

     6.7. COVENANT AGAINST COMPETITION AND DISCLOSURE. To accord to Purchaser the full value of its purchase, neither Seller, nor Adie shall, directly or indirectly: (i) for a period of five (5) years after the Closing Date, control (as hereinafter defined) the operation of any movie theater (except the Brooklyn Heights Theatre), within the borough of Brooklyn, New York, of any motion picture theater (including the Theater) owned and controlled directly or indirectly by Purchaser on the Closing Date; or (ii) disclose to anyone, or use in competition with Purchaser, any information with respect to any confidential or secret aspect of the operations of the Business. The Seller acknowledges that the remedy at law for breach of the provisions of this SECTION 6.7 will be inadequate and that, in addition to any other remedy Purchaser may have, they will be entitled to an injunction restraining any such breach or threatened breach, without any bond or other security being required. If any court construes the covenant in this SECTION 6.7 or any part thereof, to be unenforceable because of its duration or the area covered thereby, the court shall have the power to reduce the duration or area to the extent necessary so that such provision is enforceable. Until the third anniversary of the Closing Date, the Seller shall not directly or indirectly solicit or offer employment to any person who is then an employee of Purchaser or was an employee of Purchaser at any time after the Closing to engage in any business similar to or in competition with the business of Seller as it has been conducted prior to Closing. As used herein, the term "control" shall mean, directly or indirectly, either voting or operational management authority sufficient to determine the conduct of a business, or the right to make financial, booking and/or personnel decisions for the business. Thus, for example, if Adie should own, directly, indirectly or beneficially, 20% of the voting stock of a company but shall have no right to operate the business or effectuate financial, booking and/or personnel decisions of the company, either directly or through a group controlled by him, Adie would be deemed to have no control. If, however, Adie controlled 20% (or more or less) of the voting stock of a company and had the authority to operate the business of the company or effectuate financial, booking and/or personnel decisions of the company, Adie would be deemed to have control. The ownership of 50% of the equity of a corporation or 50% of an interest in a partnership shall be deemed control with or without any operational or any other authority. In addition to the provisions above, Seller and/or Adie shall within the territory defined herein and during the term provided herein bring Purchaser any and all opportunities for the purchase or establishment of theatres of which they are aware and in which they seek or have the opportunity to seek an interest in order to afford Purchaser the opportunity to be the party in control (whether complete or otherwise).

     6.8. BOOKS AND RECORDS. The Seller covenants and agrees that from and after the date of the execution of this Agreement until the Closing or earlier termination of this Agreement, the Seller shall, at Seller's cost, prepare and make available to the Purchaser all financial statements, trial balances, accounts receivable and accounts payable records, and fixed asset details for a period of three fiscal years prior to the Closing Date, including all documents necessary for the Purchaser's accountants to conduct an audit for these time periods (the "Financial Statements"). The Purchaser shall have the right to have audited financial statements prepared at Purchaser's cost and the Seller shall cooperate and assist Purchaser in preparing such audited financial statements. The Seller shall not destroy or dispose of any books, records or files relating to the Business or the Purchased Assets to the extent that they pertain to the Business of the Seller prior to the Closing Date for a period of three (3) years from the Closing Date or for the applicable statute of limitations for any tax liability.

     6.9. PERFORMANCE OF LEASE OBLIGATIONS. Prior to and up until the Closing Date, the Seller shall perform all of the obligations of the tenant under the terms of the Lease. From and after the Closing Date, the Purchaser shall perform all of the obligations of the tenant under the terms of the Lease, and Purchaser will use its best efforts to remove the Seller from any post-Closing obligations under the Lease.

     6.10. BULBS. On the Closing Date, the Purchased Assets will include at a minimum of: one (1) functioning xenon projector bulb for each auditorium in the Theater plus a total of three (3) spare functioning xenon projector bulb (consisting of one 4000 watt xenon bulb and two spare 1600 HS Xenon bulbs), and Seller shall reimburse Purchaser after Closing for the cost of any missing or non-functioning bulbs on the Closing Date.

     6.11 FILM RENT SETTLEMENT AGREEMENT. At least five days prior to the Closing Date, Seller shall provide a payoff figure to satisfy all payments due under the Film Rent Settlement Agreement and shall provide wire instructions for payment directly to the attorney for the film company distributors out of the Purchase Price. On the Closing Date, Seller shall cooperate in arranging for the wire of the necessary funds out of the Purchase Price and obtain the Film Settlement Release.

     6.12 COMPLETION OF NINTH SCREEN. The Seller shall complete construction of the ninth auditorium at the Theatre to the reasonable satisfaction of the Purchaser and consistent with the quality of construction and seats in the other auditorium in the Theatre and in accordance with the plans dated March 20, 2003 under application # 300414034 ("Ninth Screen Construction"), including obtaining a certificate of occupancy and all governmental Permits to operate the ninth auditorium, and installing all new equipment, including digital sound system, necessary to operate the ninth auditorium and installing all required fire alarm systems in the Theatre. Seller shall employ an architect (Carl Giangrande) to supervise the Ninth Screen Construction, which shall be in accordance with accepted industry standards. Purchaser shall be permitted to be involved in the planning and construction process of the ninth auditorium. At the Closing, Purchaser shall withhold payment of $500,000 ("Withheld Payment") under Section
2.6 (ii), which Withheld Payment shall not be paid (subject to the remainder of this Section) until the completion of the ninth auditorium to Purchaser's reasonable satisfaction and the issuance of a permanent certificate of occupancy. In the event that a temporary certificate of occupancy is issued for the Ninth Screen Construction, Purchaser shall release $400,000 and withhold payment of $100,000 until a permanent certificate of occupancy is issued. Seller shall be responsible for all costs and expenses necessary to complete the Ninth Screen Construction and to obtain a permanent certificate of occupancy, even if in excess to the Withheld Payment. The obligation of Seller under this Section
6.12 shall survive the Closing. In the event, Seller has not obtained a temporary or permanent certificate of occupancy on or before August 1, 2005, Purchaser shall be entitled to use all or a portion of the Withheld Payment to complete the Ninth Screen Construction and to obtain a permanent certificate of occupancy. Following the completion of the Ninth Screen Construction to the reasonable satisfaction of the Purchaser and the issuance of a permanent certificate of occupancy, any unused portion of the Withheld Payment shall be promptly paid to the Seller.


                                  ARTICLE VII.
                       CONDITIONS TO CLOSING; TERMINATION

     7.1.  CONDITIONS  PRECEDENT TO OBLIGATION OF PURCHASER.  The  obligation of
Purchaser to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Purchaser at Purchaser's sole option:

     (A) INTENTIONALLY OMITTED.

     (B) DUE DILIGENCE. The Purchaser shall have completed, to its satisfaction, its business, legal, tax and accounting due diligence.

     (C ) FINANCING. The Purchaser shall have obtained, to its satisfaction, financing sufficient to complete the transaction.

     (D) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES; COVENANTS. Each of the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. The Seller shall have performed in all respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

     (E) LITIGATION. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby or that would limit or adversely affect Purchaser' ownership of the Purchased Assets or Leased Property or assumption of the Assumed Liabilities, and there shall not have been threatened, nor shall there be pending, any action or proceeding challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or any of the Other Agreements or seeking monetary or other relief by reason of the consummation of any of such transactions.

     (F) NO MATERIAL ADVERSE CHANGE. Between the date hereof and the Closing Date, there shall have been no material adverse change, regardless of insurance coverage therefor, in the Business or any of the assets, results of operations, Liabilities or condition, financial or otherwise, of the Seller.

     (G) CLOSING CERTIFICATE. The Seller shall have delivered a certificate, dated the Closing Date, in a form reasonably satisfactory to Purchaser, certifying to the fulfillment of the conditions set forth in subparagraphs (d),
(e) and (f) of this Section. Such certificate shall constitute a representation and warranty of the Seller with regard to the matters therein for purposes of this Agreement.

     (H) CLOSING DOCUMENTS. Purchaser shall have received the documents referred to in Section 7.3(a) and the Film Settlement Release. All agreements, certificates, opinions and other documents delivered by Seller to Purchaser hereunder shall be in form and substance reasonably satisfactory to Purchaser.

     (I) DOCUMENTS CONCERNING LEASE. Purchaser shall have received from the Landlord execution of the Landlord Consent and Estoppel Certificate, Lease Amendment and all consents, nondisturbance agreements, and other documents as the Seller may be entitled to under the Lease. Purchaser shall have received from Seller proof of termination of any sub-leases under the Lease, including the sub-lease for with the Prichard Square Cafe.

     (J) CONSENTS. The Seller shall have received the consents, approvals and actions of the Persons referred to in Schedule 4.3, including Landlord's execution of the Landlord Consent and Estoppel Certificate and Lease Amendment.

     (K) OPINION OF COUNSEL. The Seller shall have furnished to the Purchaser a favorable written opinion of counsel for the Seller, dated as of the Closing Date, in form and substance satisfactory to the Purchaser, which shall include an opinion that any and all claims related to film company distributors and film rent payments, including the Film Rent Settlement Agreement, have been fully and completely settled and that no other similar actions are pending or threatened.

     7.2. CONDITIONS PRECEDENT TO OBLIGATION OF SELLER. The obligation of Seller to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Seller at Seller's sole option:

     (A) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES; COVENANTS. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Purchaser shall have performed all of the covenants and complied in all respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

     (B) LITIGATION. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or the Other Agreements or seeking monetary or other relief by reason of the consummation of such transactions.

     (C) CLOSING CERTIFICATE. Purchaser shall have delivered a certificate, dated the Closing Date, in a form reasonably satisfactory to Purchaser, certifying to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this Section. Such certificate shall constitute a representation and warranty of Purchaser with regard to the matters therein for purposes of this Agreement.

     (D) CLOSING DOCUMENTS. Seller shall have received the documents referred to in Section 7.3(b). All agreements, certificates, opinions and other documents delivered by Purchaser to Seller hereunder shall be in form and substance satisfactory to Seller.

     7.3. DELIVERIES AND PROCEEDINGS AT CLOSING.

     (A) DELIVERIES BY SELLER. i) Seller shall deliver or cause to be delivered to Purchaser at the Closing:

     i) A general warranty bill of sale and instrument of assignment to the Purchased Assets in a form reasonably satisfactory to Purchaser, duly executed by Seller.

     ii) The Assignment and Assumption of the Lease in a form reasonably acceptable to the Purchaser.

     iii) Assignments of all transferable or assignable licenses, Permits and warranties relating to the Purchased Assets and of any trademarks, trade names, patents and other Intellectual Property, duly executed and in form reasonably acceptable to Purchaser.

     iv) Certificates of the appropriate public officials to the effect that Seller is a validly existing corporation in good standing in its state of incorporation as of a date not more than 30 days prior to the Closing Date.

     v) Incumbency and specimen signature certificates dated the Closing Date, signed by the officers of Seller and certified by the Secretary.

     vi) True and correct copies of (A) the Governing Documents (other than the bylaws) of Seller as of a date not more than 30 days prior to the Closing Date, certified by the Secretary of State of its state of incorporation and (B) the bylaws of Seller as of the Closing Date, certified by its Secretary.

     vii) Certificates of the Secretary of Seller (A) setting forth resolutions of the Board of Directors of Seller and, if required by applicable law, the shareholders of Seller authorizing the execution and delivery of this Agreement and the performance by Seller of the transactions contemplated hereby, and (B) to the effect that the Governing Documents of Seller delivered pursuant to
SECTION 7.3(A)(V)(I) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

     viii) The Lease Amendment.

     ix) Title insurance affidavits and any other documents reasonably requested by Purchaser's title insurance company.

     x) Such other agreements and documents as Purchaser may reasonably request, including the Landlord Consent and Estoppel Certificate.

     xi) An executed legal opinion from counsel to Seller as required in Section
7.1 (k).

     (B) DELIVERIES BY PURCHASER. Purchaser shall deliver or cause to be delivered to Seller at the Closing:

     i) A wire transfer of federal funds in accordance with SECTION 2.6 pursuant to complete wire transfer instructions delivered by Seller to Purchaser in writing at least five days prior to Closing.

     ii) Certificates of the appropriate public official to the effect that Purchaser was a validly existing corporation in its state of incorporation as of a date not more than 30 days prior to the Closing Date.

     iii) Incumbency and specimen signature certificates dated the Closing Date signed by the officers of Purchaser and certified by its Secretaries.

     iv) True and correct copies of (A) the Governing Documents (other than the bylaws) of Purchaser as of a date not more than 30 days prior to the Closing Date, certified by the Secretary of State of its state of incorporation and (B) the bylaws of Purchaser as of the Closing Date, certified by its Secretary.

     v) Certificate of the Secretary of the Purchaser (A) setting forth resolutions of the Board of Directors of Purchaser authorizing the execution and delivery of this Agreement and the performance by Purchaser of the transactions contemplated hereby, certified by the Secretary of Purchaser and (B) to the effect that the Governing Documents of Purchaser delivered pursuant to SECTION 7.3(B)(IV) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

     vi) Such other agreements and documents as Seller may reasonably request, including the Assignment and Assumption of Lease agreement, signed by Purchaser.


     7.4 MUTUAL CONSENT; FAILURE OF CONDITIONS. This Agreement may be terminated at any time prior to Closing by: (i) mutual consent of Purchaser and Seller;
(ii) Purchaser, pursuant to Sections 3.2 and 3.4; (iii) Purchaser, if any of the conditions specified in Section 7.1 (except those contained in 6.12) shall not have been fulfilled by March 30, 2005 or such other date as Purchaser and Seller may agree to in writing, and shall not have been waived by Purchaser; or (iv) Purchaser, if the Landlord Consent and Estoppel Certificate, and Lease Amendment shall not be executed by Landlord on or before March 30, 2005.

                                  ARTICLE VIII.
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     8.1. SURVIVAL OF REPRESENTATIONS. Except as otherwise explicitly set forth in this Agreement, including without limitation in Section 6.12, all representations, warranties and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing for a period of two (2) years, except for those made in the second sentence of Section 4.8, which shall survive the Closing for a period of eighteen (18) months, but all claims for damages made by virtue of such representations, warranties and agreements shall be made under, and subject to the limitations set forth in this ARTICLE VIII.

     8.1. INDEMNIFICATION BY SELLER . Seller shall indemnify, defend, save and hold Purchaser and its officers, directors, employees, agents and Affiliates (collectively, "PURCHASER INDEMNITEES") harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "PURCHASER DAMAGES") asserted against, imposed upon, resulting to, required to be paid by, or incurred by Purchaser Indemnitees, directly or indirectly, in connection with, arising out of, that could result in, or which would not have occurred but for: i) a breach of any representation or warranty made by Seller in this Agreement, in any certificate or document furnished pursuant hereto by Seller or any Other Agreement to which Seller is or is to become a party; ii) a breach or nonfulfillment of any covenant or agreement made by Seller in or pursuant to this Agreement and in any Other Agreement to which Seller is or is to become a party; or iii) any Retained Liability and (iv) any matter disclosed on SCHEDULE 4.9. Seller expressly covenants and agrees to reimburse Purchaser for any and all costs expended by Purchaser in connection with any violations, breaches or defaults about which Seller had actual, legal knowledge prior to the execution of this Agreement and did not disclose to Purchaser.

     8.2. INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify, defend, save and hold Seller and its officers, directors, employees, Affiliates and agents (collectively, "SELLER INDEMNITEES") harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees,


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

interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "SELLER DAMAGES") asserted against, imposed upon, resulting to, required to be paid by, or incurred by Seller Indemnitees, directly or indirectly, in connection with, arising out of, that could result in, or which would not have occurred but for: i) a breach of any representation or warranty made by Purchaser in this Agreement or in any certificate or document furnished pursuant hereto by Purchaser or any Other Agreement to which Purchaser is a party; ii) a breach or nonfulfillment of any covenant or agreement made by Purchaser in or pursuant to this Agreement and in any Other Agreement to which Purchaser is a party; and iii) any Assumed Liability.

     8.3. LIMITATIONS.

     (A) TIME PERIOD. Seller shall be obligated to indemnify Purchaser Indemnitees and Purchaser shall be obligated to indemnify Seller Indemnitees only for those Purchaser' Damages or Seller Damages (as the case may be) as to which Purchaser or Seller have given the other written notice thereof within two
(2) years after the Closing Date (or within six (6) months after the Closing Date with respect to Purchaser Damages in connection with the second sentence of
Section 4.8).

     (B) BASKET. Except with regard to Purchaser Damages in connection with any violations about which Seller had actual, legal knowledge prior to the execution of this Agreement and did not disclose to Purchaser, which Purchaser Damages shall not be subject to the limitation set forth in this SECTION 8.4(C), no Indemnified Party shall be entitled to make a claim for indemnification for inaccuracy in or breach of representation or warranty pursuant to this Article VIII until the cumulative and aggregate amount of all Damages as a result of all matters covered by SECTIONS 8.2 OR BY SECTION 8.3 exceeds $10,000 (the "BASKET AMOUNT"). If and when such damages do exceed the Basket Amount, then the Indemnified Party shall be entitled to indemnification for all such damages in excess of the Basket Amount.

     (C) OTHER. The limitations set forth in this SECTION 8.4 shall not apply to Seller Damages or Purchaser Damages arising out of fraud, Retained Liabilities, Assumed Liabilities, Ninth Screen Construction, any breach of a representation and warranty relating to taxes or title or any matter addressed in SECTION 6.7.

     8.4. NOTICE OF CLAIMS. If Purchaser Indemnitee or Seller Indemnitee (an "INDEMNIFIED PARTY") believes that it has suffered or incurred or will suffer or incur Purchaser Damages or Seller Damages, as the case may be ("DAMAGES") for which it is entitled to indemnification under this ARTICLE VIII, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "INDEMNIFYING PARTY") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such party's rights under this ARTICLE VIII or otherwise except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnified Party.

     8.5. THIRD PARTY CLAIMS. The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense of any third party claim, action or suit, and the Indemnified Party may compromise or settle the same, provided that the Indemnified Party shall give the Indemnifying Party advance notice of any proposed compromise or settlement. The Indemnified Party shall permit the Indemnifying Party to participate in the defense of any such action or suit through counsel chosen by the Indemnifying Party, provided that the fees and expenses of such counsel shall be borne by the Indemnifying Party. The Indemnified Party shall permit the Indemnifying Party to undertake, conduct and control the conduct and settlement of such action or suit, i) the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Indemnified Party; ii) the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party; iii) the Indemnifying Party shall permit the Indemnified Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party, at the cost of the Indemnified Party; and iv) the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the full amount of any Damages including fees and expenses of counsel for the Indemnified Party incurred after giving the foregoing notice to the Indemnifying Party and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Party.

                                   ARTICLE IX.
                                  MISCELLANEOUS

     9.1. COSTS AND EXPENSES. Purchaser, on the one hand, and Seller on the other hand, shall each pay its respective expenses, brokers' fees and commissions and Seller shall pay all of the pre-Closing expenses of Seller incurred in connection with this Agreement and the transactions contemplated hereby, including all accounting, legal and appraisal fees and settlement charges. All transfer taxes incurred as a result of the transfer of the Purchased Assets shall be paid by Seller.

     9.2. FURTHER ASSURANCES. Each party shall, at any time and from time to time on and after the Closing Date, upon request by the other party and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers, conveyances and assurances as may be required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming the Purchased Assets and Leased Property to the requesting party.

     9.3. NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made: i) the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid; ii) upon delivery, if sent by hand delivery; iii) upon delivery, if sent by prepaid courier, with a record of receipt; or iv) the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:



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

     (a) if to Purchaser, to:

            ADM Cinema Corporation
            c/o Access Integrated Technologies, Inc.
            55 Madison Avenue
            Morristown, NJ  07960

            Attention:        Gary S. Loffredo, Esq.
                     Senior Vice President & General Counsel

     (b) if to Seller, to:

            Norman Adie
            c/o
            Kevin P. McDonough, Esq.
            Spellman Rice Schure Gibbons McDonough & Polizzi, LLP
            229 Seventh Street - Suite 100
            P.O. Box 7775 Garden City, NY 11570-7775

            Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

     9.4. GOVERNING LAW. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that Purchaser may make such assignments to any Affiliate of Purchaser provided that Purchaser remains liable hereunder. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law doctrines.

     9.5. AMENDMENT AND WAIVER; CUMULATIVE EFFECT. To be effective, any amendment or waiver under this Agreement must be in writing and be signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. Except as provided in
SECTION 7.4, the rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

     9.6. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. Except as set forth in this SECTION 9.6, this Agreement and the Schedules and Exhibits set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except the provisions of SECTIONS 8.2 AND 8.3 relating to Purchaser Indemnitees and Seller Indemnitees.

     9.7. SEVERABILITY. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     9.8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument; a fully executed facsimile copy will be acceptable pending receipt of executed originals.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                         PURCHASER:

                                         ADM CINEMA CORPORATION

                                         By: /s/ A. DALE MAYO
                                             -----------------------------------
                                             A. Dale Mayo
                                             Title:  Chief Executive Officer

                                         SELLER:
                                         PRITCHARD SQUARE CINEMA, LLC


                                         By: /s/ NORMAN ADIE
                                             -----------------------------------
                                             Norman Adie
                                         Title:  Managing Member

                                         NORMAN ADIE

                                         /s/ Norman Adie
                                         ---------------------------------------